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                                                                EXHIBIT 99.B(11)

                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 40 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated May 22, 1997, relating to the financial statements and financial highlights appearing in the March 31, 1997 Annual Reports to Shareholders of the PIMCO Funds: Pacific Investment Management Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in each Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.

/s/ Price Waterhouse LLP
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Price Waterhouse LLP

Kansas City, Missouri
March 12, 1998